EXHIBIT 99.1

Akorn Receives Product Approval

LAKE FOREST, Ill., Nov. 26, 2018 (GLOBE NEWSWIRE) -- Akorn, Inc. (Nasdaq: AKRX), a leading specialty generic pharmaceutical company, announced that it received a new Abbreviated New Drug Application (ANDA) approval from the U.S. Food and Drug Administration for diclofenac sodium topical gel, 1%.  The product is manufactured at Akorn’s Amityville, New York manufacturing facility.

According to IQVIA, the U.S. market for diclofenac sodium topical gel, 1% was approximately $357 million for the twelve months ended September 2018, with three current competitors. The IQVIA market size is not a forecast of our future sales.

Diclofenac sodium topical gel, 1% is indicated for the relief of the pain of osteoarthritis of joints amenable to topical treatment, such as the knees and those of the hands. Diclofenac sodium topical gel, 1% has not been evaluated for use on the spine, hip, or shoulder.

About Akorn
Akorn, Inc. is a specialty generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India that manufacture ophthalmic, injectable and specialty sterile and non-sterile pharmaceuticals. Additional information is available on Akorn’s website at www.akorn.com.

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